EXHIBIT 3.1



                         SECOND ARTICLES OF AMENDMENT
                                      TO
                           ARTICLES OF INCORPORATION
                                       OF
                         ONLINETRADING.COM GROUP, INC.


     The undersigned, Salomon Sredni, being the President of OnlineTrading.com Group, Inc., a Florida corporation (the "Corporation"), does hereby certify, attest and serve notice, pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, that Article I of the Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:


                                  "ARTICLE I


The name of this corporation is TradeStation Group, Inc. (the "Corporation")."


     Such amendment of the Articles of Incorporation of the Corporation has been duly and unanimously authorized, approved and directed by Unanimous Written Consent to Corporate Action by Board of Directors and Sole Shareholder of the Corporation dated as of July 19, 2000. All other provisions of the Articles of Incorporation of the Corporation, as previously amended, shall remain in full force and effect without any modification thereof.


     IN WITNESS WHEREOF, the undersigned has hereunto set his hand in his capacity as aforestated as of the 19th day of July, 2000 on behalf of the Corporation.




                                     /s/ Salomon Sredni
                                     --------------------------------------
                                     Salomon Sredni, President